Exhibit 10.4

Execution Version

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) ETHZILLA CORPORATION CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

ZIPPY, INC.
THIRD AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Schedule A	-	Investors
Schedule B	-	Key Holders
Exhibit A	-	Consent of Spouse

i

THIRD AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”), is made as of December 9, 2025, by and among Zippy, Inc., a Delaware corporation (the “Company”), the Investors (as defined below) listed on Schedule A and the Key Holders (as defined below) listed on Schedule B.

WHEREAS, the Company, the Key Holders and certain of the Investors (the “Existing Investors”) previously entered into a Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated September 27, 2024 (the “Prior Agreement”); and

WHEREAS, the Key Holders, the Existing Investors and the Company desire to induce certain of the Investors to purchase shares of Series B-3 Preferred Stock of the Company par value $0.000001 (“Series B-3 Preferred Stock”), pursuant to that certain Series B-3 Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company and ETHZ (as defined herein), by amending and restating the Prior Agreement to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the Company, the Key Holders, and the Investors each hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

1. Definitions.

1.1. “Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer, director or trustee of such Investor, or any venture capital fund or other investment fund now or hereafter existing which is controlled by one or more general partners, managing members or investment advisors of, or shares the same management company or investment adviser with, such Investor. For purposes of this Agreement, the term “control” when used with respect to any Person (as defined in the Person) shall mean the power to direct the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling,” “controlled by” and “under common control with” shall have meanings correlative to the foregoing.

1.2. “Board” means the board of directors of the Company.

1.3. “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Major Holder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by any Major Holder or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.4. “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.5. “Common Stock” means shares of Common Stock of the Company, $0.000001 par value per share.

1.6. “Company Notice” means written notice from the Company notifying the selling Key Holders and each Investor that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Major Holder Transfer.

1.7. “Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Subsection 6.9, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.11 and any one of them, as the context may require.

1.8. “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.9 or 6.17 and any one of them, as the context may require.

1.9. “Major Holders” means each of the Investors and each of the Key Holders, other than, for the avoidance of doubt, (i) [***], together with each of its direct and indirect Affiliates, and each of their respective successors, assigns and transferees (collectively, “[***]”), (ii) [***], together with each of its direct and indirect Affiliates and each of their respective successors, assigns and transferees (collectively, “[***]”), and (iii) ETHZilla Corporation, together with each of its direct and indirect Affiliates, and each of their respective successors, assigns and transferees (collectively, “ETHZ”).

1.10. “Preferred Stock” means shares of Preferred Stock of the Company, par value $0.000001 per share, including each series thereof, whether authorized or issued before, on or after the date hereof.

1.11. “Proposed Major Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Major Holders.

1.12. “Proposed Transfer Notice” means written notice from a Major Holder setting forth the terms and conditions of a Proposed Major Holder Transfer.

1.13. “Prospective Transferee” means any person to whom a Major Holder proposes to make a Proposed Major Holder Transfer.

1.14. “Restated Certificate” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended or restated from time to time.

1.15. “Right of Co-Sale” means the right, but not an obligation, of an Investor or Key Holder to participate in a Proposed Major Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.16. “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Major Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.17. “ROFR Notice” means written notice from any Investor or Key Holder notifying the Company and the selling Major Holder(s) that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Major Holder Transfer.

1.18. “Secondary Notice” means written notice from the Company notifying the Major Holders that the Company does not intend to exercise its Right of First Refusal as to all shares of any Transfer Stock with respect to a Proposed Major Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.19. “Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Major Holders) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.20. “Transfer Stock” means shares of Capital Stock owned by a Major Holder, or issued to a Major Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.21. “Undersubscription Notice” means written notice from a Major Holder notifying the Company and the Major Holders that such Major Holder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2. Agreement Among the Company, the Investors and the Key Holders.

2.1. Right of First Refusal.

(a) Grant. Subject to the terms of Section 3 below, each Major Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Major Holder may propose to transfer in a Proposed Major Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Major Holder proposing to make a Proposed Major Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Major Holder not later than twenty (20) days prior to the consummation of such Proposed Major Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Major Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Major Holder Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Major Holder within ten (10) days after delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be purchased by the Company. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Major Holder with the Company that contains a preexisting right of first refusal, the Company and the Major Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 2.1(a) and this Subsection 2.1(b).

(c) Grant of Secondary Refusal Right to Major Holders. Subject to the terms of Section 3 below, each Major Holder hereby unconditionally and irrevocably grants to the other Investors and the Key Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c). If the Company does not provide the Company Notice exercising its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Major Holder Transfer, the Company must deliver a Secondary Notice to the selling Major Holder and to each other Investor and the Key Holders to that effect no later than ten (10) days after the selling Major Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor or Key Holder must deliver a ROFR Notice to the selling Major Holder and the Company within five (5) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Investors and Key Holders pursuant to Subsections 2.1(b) and 2.1(c) with respect to some but not all of the Transfer Stock by the end of the five (5) day period specified in the last sentence of Subsection 2.1(c) (the “ROFR Notice Period”), then the Company shall, immediately after the expiration of the ROFR Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors and Key Holders who fully exercised their Secondary Refusal Right within the ROFR Notice Period (the “Exercising Holders”). Each Exercising Holder shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Holder must deliver an Undersubscription Notice to the selling Major Holder and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two or more such Exercising Holders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Holders pro rata based on the number of shares of Transfer Stock such Exercising Holders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Holder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Holders, the Company shall immediately notify all of the Exercising Holders and the selling Major Holder of that fact.

(e) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice. If the Company or any Investor or Key Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor or Key Holder may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Investors and Key Holders shall take place, and all payments from the Company and the Investors and Key Holders shall have been delivered to the selling Major Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Major Holder Transfer; and (ii) thirty (30) days after delivery of the Proposed Transfer Notice.

2.2. Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Major Holder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor and Key Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Major Holder Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor and Key Holder who desires to exercise its Right of Co-Sale (each, a “Participating Holder”) must give the selling Major Holder written notice to that effect within five (5) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Holder may include in the Proposed Major Holder Transfer all or any part of such Participating Holder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Major Holder Transfer (excluding shares purchased by the Company or the Investors or Key Holders pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Holder immediately before consummation of the Proposed Major Holder Transfer (including any shares that such Participating Holder has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Holders immediately prior to the consummation of the Proposed Major Holder Transfer (including any shares that all Participating Holders have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Transfer Stock held by the selling Major Holder(s). To the extent one or more Participating Holders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Major Holder may sell in the Proposed Major Holder Transfer shall be correspondingly reduced.

(c) Delivery of Certificates. Each Participating Holder shall effect its participation in the Proposed Major Holder Transfer by delivering to the transferring Major Holder, no later than fifteen (15) days after such Participating Holder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of shares of Capital Stock that such Participating Holder elects to include in the Proposed Major Holder Transfer.

(d) Purchase Agreement. The Participating Holders and the selling Major Holder agree that the terms and conditions of any Proposed Major Holder Transfer in accordance with this Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement (the “Purchase and Sale Agreement”) with the Prospective Transferee with customary terms and provisions for such a transaction and the Participating Holders and the selling Major Holder further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(e) Allocation of Consideration.

(i) Subject to Subsection 2.2(e)(ii), the aggregate consideration payable to the Participating Holders and the selling Major Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Holder and the selling Major Holder as provided in Subsection 2.2(b), provided that if a Participating Holder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(ii) In the event that the Proposed Major Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Holders and the selling Major Holder in accordance with Subsections 2.1 and 2.2 of Article FOURTH(B) of the Restated Certificate and, if applicable, the next sentence, as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate), and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding. In the event that a portion of the aggregate consideration payable to the Participating Holders and selling Major Holder is placed into escrow and/or is payable only upon satisfaction of contingencies, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow and is not subject to contingencies (the “Initial Consideration”) shall be allocated in accordance with Subsections 2.1 and 2.2 of Article FOURTH(B) of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Participating Holders and selling Major Holder upon release from escrow or satisfaction of such contingencies shall be allocated in accordance with Subsections 2.1 and 2.2 of Article FOURTH(B) of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(f) Purchase by Selling Major Holder; Deliveries. Notwithstanding Subsection 2.2(d) above, if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Holder or Major Holders or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Holders, no Major Holder may sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Major Holder purchases all securities subject to the Right of Co-Sale from such Participating Holder or Major Holders on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 2.2(e); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Major Holder to such Participating Holder or Major Holders shall be made in accordance with the first sentence of Subsection 2.2(e)(ii). In connection with such purchase by the selling Major Holder, such Participating Holder or Major Holders shall deliver to the selling Major Holder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Major Holder (or request that the Company effect such transfer in the name of the selling Major Holder). Any such shares transferred to the selling Major Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Major Holder shall concurrently therewith remit or direct payment to each such Participating Holder the portion of the aggregate consideration to which each such Participating Holder is entitled by reason of its participation in such sale as provided in this Subsection 2.2(f).

(g) Additional Compliance. If any Proposed Major Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Major Holders proposing the Proposed Major Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor or Key Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3. Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Major Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Major Holder becomes obligated to sell any Transfer Stock to the Company or any Investor or Key Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor or Key Holder may, at its option, in addition to all other remedies it may have, send to such Major Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor or Key Holder (or request that the Company effect such transfer in the name of an Investor or Key Holder) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If any Major Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Holder who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Major Holder to purchase from such Participating Holder the type and number of shares of Capital Stock that such Participating Holder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Subsection 2.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(e)(i) and the first sentence of Subsection 2.2(e)(ii), as applicable, and subject to the same conditions as would have applied had the Major Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Participating Holder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2. Such Major Holder shall also reimburse each Participating Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Holder’s rights under Subsection 2.2.

3. Exempt Transfers.

3.1. Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply (a) in the case of a Major Holder that is an entity, upon a transfer by such Major Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Major Holder by the Company at a price no greater than that originally paid by such Major Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) in the case of a Major Holder that is a natural person, upon a transfer of Transfer Stock by such Major Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Major Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Major Holder or any such family members, or (d) to the sale by the Major Holder of up to 10% of the Transfer Stock held by such Major Holder as of the date that such Major Holder first became party to this Agreement; provided, that in the case of clause(s) (a), (c), or (d), the Major Holder shall deliver prior written notice to the Major Holders of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Major Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Major Holder with respect to Proposed Major Holder Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer; and provided, further, that the Major Holder may not transfer shares under clause (d) that, in the aggregate with any prior transfers under this Subsection 3.1, exceed 10% of the Transfer Stock held by such Major Holder as of the date that such Major Holder first became party to this Agreement.

3.2. Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”); or (b) pursuant to a Deemed Liquidation Event (as defined in the Restated Certificate).

3.3. Prohibited Transferees. Notwithstanding the foregoing, none of (i) any Major Holder, (ii) [***], (iii) [***], or (iv) ETHZ (the “Restricted Transferors”) shall transfer any Transfer Stock to (a) any entity which, in the determination of the Board, directly or indirectly competes with the Company; provided, that, the Company and each other party hereto acknowledges and agrees that none of [***], [***], or ETHZ shall be deemed to compete, directly or indirectly, with the Company for purposes of this clause (a); or (b) any customer, distributor or supplier of the Company, if the Board should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier; provided, that, the Company and each other party hereto acknowledge and agree that no Restricted Transferor nor any transferee of any Restricted Transferor shall be restricted in any respect by this clause (b) from transferring any shares of Capital Stock to [***], ETHZ or any of their Affiliates, notwithstanding that [***], ETHZ, or one or more of their Affiliates may be a customer, distributor or supplier of the Company.

3.4. Notice of Transfers by [***], [***], or ETHZ. In the event that [***], [***], or ETHZ elect to transfer any shares of Capital Stock to any Person which is not a direct or indirect Affiliate of [***], [***], or ETHZ, respectively, then [***], [***], and ETHZ, as the applicable transferring holder, shall provide the Company with written notice of its intent to transfer such shares of Capital Stock and the identity of the transferee(s) thereof no less than ten (10) days prior to the consummation of such transfer. The Company and each of the other parties hereto acknowledges and agrees that this Agreement (together with any successor agreement hereto) shall not impose any conditions, restrictions or other limitations on the transfer of any shares of Capital Stock by [***], [***], or ETHZ other than to the extent of the 10-day notice provision set forth in the immediately preceding sentence.

4. Legend. Each certificate representing shares of Transfer Stock held by the Major Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Major Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5. Lock-Up.

5.1. Agreement to Lock-Up. Each Major Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), (or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Major Holders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Major Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2. Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Major Holder (and transferees and assignees thereof) until the end of such restricted period.

6. Miscellaneous.

6.1. Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO; and (b) the consummation of a Deemed Liquidation Event (as defined in the Restated Certificate).

6.2. Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3. Ownership. Each Major Holder represents and warrants that such Major Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.5. Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, it shall be sent to, Attention: President; and a copy (which shall not constitute notice) shall also be sent to Jackson Walker LLP, 2323 Ross Avenue, Suite 600, Dallas, TX 75201, Attention: Patrick Rose, IV.

(b) Consent to Electronic Notice. Each Major Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Major Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Major Holder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

6.6. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8. Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Subsection 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Major Holder without the written consent of such Major Holder, if such amendment, modification, termination or waiver would adversely affect the rights of such Major Holder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the other Major Holders under this Agreement, (ii) Schedule A hereto may be amended by the Company from time to time in accordance with the Purchase Agreement to add information regarding Additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto, (iii) Schedule B hereto may be amended by the Company from time to time to add information regarding additional Major Holders without the consent of the other parties hereto, (iv) any amendment, modification, termination or waiver of the definition of “Major Holder”, Subsection 3.3, Subsection 3.4 and this subclause (iv) of this sentence of this Subsection 6.8 shall require the prior written consent of [***] and ETHZ, (v) any amendment, modification, termination or waiver of the definition of “Major Holder”, Subsection 3.4 and this subclause (v) of this sentence of this Subsection 6.8 shall require the prior written consent of [***], and (vi) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver of this Agreement if such amendment, modification, termination or waiver does not apply to the Key Holders. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9. Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Major Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Major Holders, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by an Investor to any Affiliate, it being acknowledged and agreed that any such assignment shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

6.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.13. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.15. Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.16. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Major Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.17. Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

6.18. Consent of Spouse. If any Major Holder is married on the date of this Agreement, such Major Holder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Major Holder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Major Holder should marry or remarry subsequent to the date of this Agreement, such Major Holder shall within ninety (90) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

6.19. Effect on Prior Agreement. Upon the execution and delivery of this Agreement by the Company, the Major Holders holding a majority in interest of the Transfer Stock and the holders of at least a majority in interest of the Capital Stock held by those Investors who are party to the Prior Agreement (measured before giving effect to any purchase of shares of Series B Preferred Stock by such Investors), the Prior Agreement automatically shall be amended and restated in its entirety as set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

ZIPPY, INC.

By:	/s/ Ben Halliday
Name:	Ben Halliday
Title:	Chief Executive Officer

KEY HOLDERS:

[***]

[Zippy, Inc. Signature Page to Third Amended and Restated
Right of First Refusal and Co-Sale Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

ETHZ:

ETHZilla Corporation

By:	/s/ McAndrew Rudisill
Name:	McAndrew Rudisill
Title:	Chief Executive Officer

EXISTING INVESTORS:

[***]

[Zippy, Inc. Signature Page to Third Amended and Restated
Right of First Refusal and Co-Sale Agreement]